UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2025

Curbline Properties Corp.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-42265	93-4224532
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Park Avenue
New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (216) 755-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CURB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

Term Loan Agreement

On July 15, 2025, Curbline Properties Corp. (the “Company”) and its subsidiary, Curbline Properties LP (the “Operating Partnership”), as borrower, the lenders named therein and PNC Bank, National Association, as administrative agent, entered into a Term Loan Agreement (the “Term Loan Agreement”) that provides for a term loan facility in the amount of $150.0 million (the “Term Loan Facility”). In connection with entering into the Term Loan Agreement, the Operating Partnership borrowed the full $150.0 million under the Term Loan Facility and intends to use the proceeds for general corporate purposes, including funding future acquisitions. The aggregate amount available under the Term Loan Facility may be increased to $250.0 million so long as existing or new lenders agree to provide incremental commitments and subject to the satisfaction of certain customary conditions.

Loans under the Term Loan Facility mature in January 2029, subject to two one-year options to extend the maturity to January 2031 at the Operating Partnership’s option and subject to the satisfaction of certain customary conditions. Loans under the Term Loan Facility bear interest at variable rates at the Operating Partnership’s election, based on either (i) the term or daily simple SOFR rate plus an applicable margin or (ii) the alternative base rate plus an applicable margin. The applicable margin under the Term Loan Facility varies based on the rating assigned by S&P Global Ratings, Moody’s Investors Service, Inc. or Fitch Investor Services Inc. to the senior unsecured long-term indebtedness of Company or the Operating Partnership.

In May 2025, the Company entered into a $150.0 million forward interest rate swap agreement to fix the variable-rate SOFR component of the Company’s $150.0 million Term Loan Facility at 3.659%, from July 16, 2025 through January 1, 2031. The all-in rate of the Term Loan Facility was fixed at 4.609% based on the loan’s current applicable spread.

Amounts owing under the Term Loan Agreement may be prepaid at any time without premium or penalty, subject to customary breakage costs in the case of borrowings with respect to which a SOFR-based rate election is in effect.

The Term Loan Agreement contains certain customary covenants including, among other things, leverage ratios and debt service coverage and fixed-charge coverage ratios, as well as limitations on the Company’s ability to sell all or substantially all of the Company’s assets and engage in certain mergers and acquisitions. The Term Loan Facility also contains customary default provisions including, among other things, the failure to make timely payments of principal and interest payable thereunder and the failure of the Company or its subsidiaries to pay, when due, certain indebtedness in excess of certain thresholds beyond applicable grace and cure periods.

The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, attached hereto as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms of the direct financial obligations are summarized in Item 1.01 of this Form 8-K, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

Exhibit	Description
10.1	Term Loan Agreement, dated as of July 15, 2025, by and among Curbline Properties LP, Curbline Properties Corp, the lenders named therein, and PNC Bank, National Association, as administrative agent
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURBLINE PROPERTIES CORP.

Date:	July 17, 2025	By:	/s/ Lesley H. Solomon
Name: Lesley H. Solomon Title: Executive Vice President, General Counsel and Secretary